Filed Pursuant to Rule 424(b)(5)

Registration No. 333–131655

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 1, 2006)

3,500,000 Shares of Common Stock

We are offering 3,500,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Market and traded under the symbol “CGPI.”

On November 14, 2006, the last reported sale price of our common stock on the NASDAQ Global Market was $12.97 per share.

Our business and an investment in our common stock involves significant risks. You should read this prospectus supplement and the accompanying prospectus carefully before you make your investment decision. See “Risk Factors” beginning on page S-6 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We are offering these shares of common stock on a best efforts basis primarily to institutional investors. We have retained Lazard Capital Markets LLC to act as placement agent in connection with this offering.

	Per Share	Maximum Offering Amount

Public offering price	$13.00	$45,500,00
Placement agent’s fees	$0.78	$2,730,000
Proceeds, before expenses and after placement agent’s and financial advisor’s fees, to us	$12.22	$42,770,000

We estimate the total expenses of this offering, excluding the placement agent’s and financial advisor’s fees, will be approximately $200,500. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The placement agent is not required to sell any specific number or dollar amount of the shares of common stock offered in this offering, but will use its best efforts to sell the shares of common stock offered. Pursuant to an escrow agreement among us, the placement agent and an escrow agent, a portion of the funds received in payment for the shares sold in this offering will be wired to an interest bearing escrow account and held until we and the placement agent notify the escrow agent that the offering has closed, indicated the date on which the shares are to be delivered to the purchasers and the proceeds are to be delivered to us. The placement agent is not purchasing or selling any shares pursuant to this prospectus supplement or the accompanying prospectus. We will pay a fee to Leerink Swann & Company for financial advisory services rendered to us in connection with the offering.

Lazard Capital Markets

The date of this prospectus supplement is November 15, 2006.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT SUMMARY

THE OFFERING

SUMMARY FINANCIAL DATA

RISK FACTORS

FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS

MARKET PRICE AND DIVIDENDS

CAPITALIZATION

DILUTION

PLAN OF DISTRIBUTION

VALIDITY OF SECURITIES

Prospectus

ABOUT THIS PROSPECTUS

COLLAGENEX PHARMACEUTICALS, INC.

RISK FACTORS

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

USE OF PROCEEDS

RATIO OF EARNINGS TO FIXED CHARGES

THE SECURITIES WE MAY OFFER

DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF WARRANTS

LEGAL OWNERSHIP OF SECURITIES

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF DOCUMENTS BY REFERENCE

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement, provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise stated, all references to “us,” “our,” “CollaGenex,” “we,” the “Company” and similar designations refer to CollaGenex Pharmaceuticals, Inc. Our logo, trademarks and service marks are the property of CollaGenex. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized, and the placement agent has not authorized, anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

Overview

CollaGenex Pharmaceuticals, Inc. and subsidiaries is a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  We currently market four prescription pharmaceutical products to the dermatology market through our professional dermatology sales force and generate revenues from four other prescription pharmaceutical products that we continue to sell to the dental market.  In May 2006, the U.S. Food and Drug Administration, or the FDA, granted us marketing approval for Oracea™ for the treatment of inflammatory lesions (papules and pustules) of rosacea in adult patients.  Oracea is the first FDA-approved, orally-administered, systemically-delivered drug to treat rosacea.  In July 2006, we launched Oracea to the U.S. dermatology community.

Our strategy is to become a leading developer and marketer of innovative prescription pharmaceutical products to the dermatology market.  We intend to continue to market our current products, including Oracea, and develop and launch new products based on our proprietary platform technologies as well as other technologies.  Our lead development candidates are: incyclinide (formerly known as COL-3), which is currently in Phase II dose-finding clinical trials for the treatment of acne; COL-118, a topical compound currently in Phase I clinical trials that we are developing for the treatment of erythema (skin redness) associated with dermatological conditions; and our Restoraderm® dermal drug delivery system, which is currently under development.

Our marketed dermatology products are: Oracea; Pandel®, a prescription corticosteroid we licensed from Altana, Inc. in May 2002; Alcortin™, a prescription topical antifungal steroid combination; and Novacort™, a prescription topical steroid and anesthetic.  In June 2005, we executed a Promotion and Cooperation Agreement with Primus Pharmaceuticals Inc., or Primus, to market Alcortin and Novacort to dermatologists.

Our original dental product, Periostat®, is an orally-administered, prescription pharmaceutical product that was approved by the FDA in September 1998 for the treatment of adult periodontitis.  We launched Periostat in January 1999, and, by 2005, Periostat was the largest branded prescription pharmaceutical product in the dental market. Between April 2004 and June 2005, we also sold a separately branded version of Periostat to United Research Laboratories, Inc./Mutual Pharmaceutical Company, Inc., or Mutual, pursuant to a License and Supply Agreement executed in April 2004 as part of a settlement of our outstanding patent litigation with Mutual.  On May 20, 2005, we terminated our dental sales force and promotional activities for Periostat following the introduction of a third party generic version of the product and, as a result of this generic launch, Mutual ceased purchasing product from us during June 2005.  We also discontinued the promotion of our other dental products on May 20, 2005.  We continue to generate sales from Periostat and three other dental products, which include Atridox®, Atrisorb FreeFlow® and Atrisorb-D®, also referred to as the Atrix Products, and are licensed from Atrix Laboratories, Inc. (now known as QLT USA, Inc.).  Based on data provided by an independent prescription tracking service, we estimate that Periostat’s share of the 20 mg doxycycline market was approximately 6% at September 30, 2006.

In addition to our marketed products, we have a pipeline of product candidates in clinical and preclinical development.  These products are based on our proprietary platform technologies, IMPACS™, SansRosa™ and Restoraderm.  IMPACS (Inhibitors of Multiple Proteases And CytokineS) are a group of compounds that demonstrate a range of anti-inflammatory activities as well as the ability to inhibit the breakdown of connective tissue.  Periostat and Oracea are our FDA-approved IMPACS products.  incyclinide is an IMPACS compound currently in clinical development for the treatment of acne.  Our IMPACS technology is licensed on a perpetual basis from the Research Foundation of the State University of New York at Stony Brook, or SUNY.  Our SansRosa technology was acquired in connection with our acquisition of SansRosa Pharmaceutical Development Inc., or SansRosa, and is in Phase I clinical trials as a topical treatment (COL-118) for the redness associated with rosacea.  Our Restoraderm technology is a proprietary, foam-based, topical drug delivery technology that originated from a Swedish collaborator.  We have acquired all rights, title and interest to the Restoraderm technology.  We have formulated several potential products incorporating the Restoraderm technology with active ingredients commonly used to treat dermatological conditions, although we have not yet developed timetables for the clinical development or the commercial launch of any of these products.

We were founded in 1992 and completed an initial public offering of our common stock in 1996.  We recorded our first profit in the third quarter of 2002.  We incurred net losses allocable to common stockholders of $30.0 million for the nine months ended September 30, 2006 and $18.8 million for the year ended December 31, 2005, respectively.  Although we achieved net income of $6.5 million and $6.4 million for the years ended December 31, 2004 and 2003, respectively, we have incurred losses in every other year since inception and have an accumulated deficit of $118.7 million at September 30, 2006.  We do not expect to generate net income for the year ending December 31, 2006.

Recent Developments

In May 2006, the FDA approved Oracea for the treatment of inflammatory lesions (papules and pustules) of rosacea in adult patients.  Oracea is the first FDA-approved, orally-administered, systemically-delivered drug to treat rosacea.  In July 2006, we launched Oracea to the U.S. dermatology community.

On May 17, 2006, we announced that we had submitted additional references to the U.S. Patent and Trademark Office, or the USPTO, that may be relevant to the examination of U.S. Patent Application, Serial No. 10/117,709, or the 709 Application, and other applications based thereon.  This application relates to the use of sub-antimicrobial and non-antimicrobial tetracyclines for the treatment of acne and acne rosacea, including Oracea and incyclinide.  The USPTO had previously issued a Notice of Allowance of this application in August 2005, and a patent was scheduled to issue on May 23, 2006, but the application was withdrawn from issuance for consideration of the additional references.  On July 20, 2006, we announced that the USPTO had issued a non-final rejection of this patent application directed to methods for treating acne with Oracea.

On September 1, 2006, we announced that we had submitted our response to the non-final rejection from the USPTO.   We limited the scope of our response to the use of sub-antimicrobial tetracyclines since the non-antimicrobial tetracyclines are the subject of application Serial No. 10/757,656, or the 656 Application.  On November 7, 2006, we received a notice of allowance from the USPTO regarding the 709 Application. The allowed claims under the 709 Application cover the use of sub-antimicrobial tetracyclines for the treatment of acne and acne rosacea.  We will continue to prosecute the 656 Application.

On October 9, 2006, we entered into a Sixth Loan Modification Agreement, or the Subsequent Modification Agreement, with Silicon Valley Bank, or SVB, to amend and renew the Loan and Security Agreement between the parties dated March 19, 2001, as previously amended.  Pursuant to the terms of the Subsequent Modification Agreement, the expiration date of amended credit facility has been extended to October 9, 2008.  Under the amended credit facility, we may borrow up to the lesser of (i) $10.0 million or (ii) 80% of eligible receivables plus certain specified amounts, subject to reduction during the period October 9, 2006 through December 31, 2007.  The amount available to us is reduced by any outstanding letters of credit that may be issued under the amended credit facility in amounts totaling up to $2.0 million.  As we pay down amounts under any letter of credit, the amount available to us under the credit facility increases.  We are not obligated to draw down any amounts under the amended credit facility and any borrowings shall bear interest, payable monthly, at SVB’s prime rate.  Under the Subsequent Modification Agreement, we are charged an unused line credit fee of 0.25% per annum.  In addition, under the amended credit facility, we are subject to financial covenants that require us to maintain minimum liquidity levels and tangible net worth levels on a quarterly basis.

Our principal executive offices are located at 41 University Drive, Suite 200, Newtown, Pennsylvania 18940, and our telephone number is (215) 579-7388. Our website address is www.collagenex.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive technical reference only.

THE OFFERING

Common stock offered	3,500,000 shares

Common stock outstanding, as of September 30, 2006 as adjusted for the offering	21,104,109 shares

Use of Proceeds

For working capital and other general corporate purposes, including research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section beginning on page S-6 of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

NASDAQ Global Market Symbol	CGPI

The number of shares of our common stock to be outstanding after this offering is based on 17,604,109 shares outstanding as of September 30, 2006.

The number of shares of our common stock to be outstanding after this offering excludes, as of September 30, 2006:

•                                        3,614,855 shares of common stock issuable upon the exercise of outstanding stock options and warrants at a weighted average exercise price of $9.67 per share;

•                                        an aggregate of 890,055 additional shares of common stock reserved for future issuance under our 2005 Equity Incentive Plan, 1996 Non-Employee Director Stock Option Plan, 1996 Stock Plan and 1992 Stock Option Plan; and

•                                        an aggregate of 2,352,938 shares of common stock then issuable upon conversion of the outstanding shares of our Series D-1 Cumulative Convertible Preferred Stock, or Series D-1 Stock, as of such date.

SUMMARY FINANCIAL DATA

The statement of operations data for each of the three years ended December 31, 2005 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The consolidated statement of operations data for the nine months ended September 30, 2006 and 2005, and the balance sheet data as of September 30, 2006, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. You should read the data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2004	2003	2006	2005
	(In thousands, except per share information)
				Unaudited
Statement of Operations Data:
Revenue	$26,405	$52,146	$52,859	$13,147	$23,452
Operating expenses:
Cost of product sales	5,885	7,446	7,362	3,311	5,017
Research and development	13,986	8,843	5,462	10,587	11,237
Selling, general and administrative	25,242	29,417	32,968	29,291	19,175
Legal settlement	—	2,000	700	—	—
Restructuring charge	1,184	348	—	—	1,184
Gain on sale of U.K. and European dental assets	—	(2,980)	—	—	—
Total operating expenses	46,297	45,074	46,492	43,189	36,613
Operating (loss) income	(19,892)	7,072	6,367	(30,042)	(13,161)
Other income (expense):
Interest income	1086	421	148	1,438	763
Other, net	1	2	(3)	—	—
(Loss) income before income taxes	(18,805)	7,495	6,512	(28,604)	(12,398)
Income taxes	—	967	85	—	—
Net (loss) income	(18,805)	6,528	6,427	(28,604)	(12,398)
Preferred stock dividend	1,727	1,600	1,600	1,428	1,282
Preferred stock restructuring charge	3,680	—	—	—	—
Net (loss) income allocable to common stockholders	$(24,212)	$4,928	$4,827	$(30,032)	$(13,680)
Net (loss) income per basic share allocable to common stockholders	$(1.67)	$0.35	$0.40	$(1.72)	$(0.95)
Weighted average shares used in computing per basic share allocable to common stockholders	14,480,779	14,264,687	12,094,638	17,460,749	14,425,038
Net (loss) income per diluted share allocable to common stockholders	$(1.67)	$0.34	$0.38	$(1.72)	$(0.95)
Weighted average shares used in computing per diluted share allocable to common stockholders	14,480,779	14,500,637	12,836,364	17,460,749	14,425,038

	As of September 30, 2006
	Actual	As Adjusted
	(In thousands)
	Unaudited
Balance Sheet Data:
Cash and cash equivalents	$9,600	$52,170
Short-term investments	16,290	16,290
Working capital	20,353	62,923
Total assets	40,268	82,838
Total liabilities	17,211	17,211
Accumulated deficit	(118,670)	(118,670)
Total stockholders’ equity	23,057	65,627

The preceding table summarizes our balance sheet data at September 30, 2006:

•                                          On an actual basis; and

•                                          As adjusted to reflect our sale of the 3,500,000 shares of common stock offered by us at a price of $12.16 per share, after deducting the placement agent’s fees, the financial advisor’s fees and estimated offering expenses payable by us of $2,930,500.

RISK FACTORS

Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements contained or incorporated by reference in this prospectus. Factors that could cause or contribute to such differences include those factors discussed below. We have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If any of the following risks actually occur, our business, prospects, financial condition and operating results would likely suffer, possibly materially.

Risks Related to Our Business

We are depending heavily on the commercial success of Oracea.  If we are unable to successfully commercialize Oracea our business will be materially harmed.

We have invested a significant portion of our recent efforts and financial resources in the development of Oracea for the treatment of rosacea.  Our ability to generate substantial product revenues from Oracea will depend heavily on the successful commercialization of Oracea.

While we have begun to generate revenue from Oracea sales in connection with the product’s July 2006 trade-launch, it is premature to determine the future success and growth, if any, of the Oracea product brand.  The success of Oracea will depend primarily on the acceptance of the product by patients, the medical community and third party payors.

Although we currently derive additional revenue from marketing and/or selling other products other than Oracea (Periostat, the Atrix Products, the Primus products and Pandel) our revenue and profitability in the near future will depend on our ability to market and sell Oracea successfully.

We cannot rely on regulatory protections to prevent the approval of generic equivalents of our products.

In connection with the regulatory approval process, some approved new drug products can obtain exclusivity that will prevent generic versions of the products from entering the marketplace for a period of time.  In the United States, market exclusivity is available for new chemical entities and for significant changes in already approved drug products, such as a new use.

Market exclusivity is, however, not available to drugs that contain an active ingredient that has already been approved as an antibiotic and marketed prior to 1998.  On January 19, 2005, the United States District Court for the District of Columbia upheld the FDA’s application of this principle to Periostat and determined that Periostat was not entitled to market exclusivity because its active ingredient, doxycycline, had previously been approved as an antibiotic.  Because Oracea also contains doxycycline as its active ingredient, it will also not be entitled to market exclusivity.

In the European Community regulatory market exclusivity is a function of how long the competent authorities may determine that data submitted in marketing approval applications may not be referenced by others.  The period of so-called data exclusivity to which a new product may be entitled can vary from eleven years to none at all.  This depends on how a product is classified and can turn on the application of regulatory standards of which there has been no authoritative interpretation to date.  We cannot predict what period of data exclusivity, if any, may be enjoyed by Oracea in the European Community.

With limited or no market exclusivity it can be more difficult for us to prevent competitors from seeking approval for copies of our proprietary products, and in such a case the value of such products would be materially adversely affected.  Without market exclusivity, generic versions of our products could quickly gain market entry if they meet regulatory approval criteria.  Thus, despite the FDA’s May 2006 approval of Oracea, because it will not be entitled to market exclusivity, third parties may enter the market which would materially harm our business.

If we are not able to obtain and enforce patent protection for Oracea or our other discoveries, our ability to commercialize our product candidates successfully will be harmed and we may not be able to operate our business profitably.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information.  However, we may not hold or obtain proprietary rights to some patents related to our current or future products and technologies, and we may not, under relevant patent laws, be considered to be inventors of technologies we believe we have developed.

Because publications of discoveries in scientific literature lag behind actual discoveries, and such publications may not come to light despite diligent searches, we cannot be certain that we were the first to make the inventions claimed in our issued patents or pending patent applications.  Similarly, because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, we cannot be certain that we were the first to make the inventions claimed or to file for protection of the inventions set forth in our patent applications.  As a result, we may not be granted additional patents or our existing patents may be found to be invalid.  We may also be required to obtain licenses under third-party patents to market our proposed products.  If licenses are not available to us on acceptable terms, or at all, we will not be able to market the affected products.

Our strategy depends on our ability to identify our discoveries rapidly and to seek patent protection for them.  This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.  Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.  The issuance of a patent does not guarantee that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties.  In addition, the issuance of a patent does not guarantee that we have the right to practice the patented invention.  Third parties may have blocking patents that could be used to prevent us from marketing our own patented product and practicing our own patented technology.

Our pending patent applications may not result in issued patents.  The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations.  The standards which the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change.  There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents.  The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.  Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others.  The allowance of broader claims may increase the incidence and cost of patent interference proceedings and/or opposition proceedings.  On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

A number of our pending patent applications are related and include claims that cover Oracea and/or incyclinide.  On May 17, 2006, we announced that we had submitted additional references to the USPTO that may be relevant to the examination of the 709 Application and other applications based thereon.  This application relates to the use of sub-antimicrobial and non-antimicrobial tetracyclines for the treatment of acne and acne rosacea, including Oracea and incyclinide.   The USPTO had previously issued a Notice of Allowance of this application in August 2005, and a patent was scheduled to issue on May 23, 2006, but the application was withdrawn from issuance for consideration of the additional references.  On July 20, 2006, we announced the USPTO had issued a non-final rejection of our patent application directed to methods for treating acne with Oracea.  On September 1, 2006, we announced that we had submitted our response to the non-final rejection to the USPTO.  We limited the scope of our response to the use of sub-antimicrobial tetracyclines since the non-antimicrobial tetracyclines are the subject of the 656 Application.  On November 7, 2006, we received a notice of allowance from the USPTO regarding the 709 Application. The allowed claims under the 709 Application cover the use of sub-antimicrobial tetracyclines for the treatment of acne and acne rosacea.  We will continue to prosecute the 656 Application.

Our issued patent relating to Oracea, and if issued, our patents relating to incyclinide, may not contain claims sufficiently broad to protect us against third parties with similar products, or provide us with any competitive advantage.  Moreover, once issued, any of our patents may be challenged, narrowed, invalidated or circumvented.  In addition, the patent rights in our products that derive from claims under method of use patents may be hard to assert or enforce if medical professionals prescribe similar (including generic), though non-approved, doxycycline products for indications covered by our patents.  If our patents are invalidated or otherwise limited, other companies will be better able to develop products and technologies that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

We cannot assure you that our pursuit of business in the dermatology market will be successful.

We continue to implement our plans to expand into the dermatology market. In May 2006, the FDA approved Oracea for the treatment of rosacea in adults, and in July 2006, we commenced our trade launch of Oracea.  While we have begun to generate revenue from Oracea sales in connection with the product’s July trade-launch, it is premature to determine the future success and growth, if any, of the Oracea product brand.  We continue to seek additional product licensing opportunities to enhance our near-term offerings to the dermatology market.

While we have experience in the sales and marketing of dental products, we have limited experience in the dermatology market.  This market is very competitive and some of our competitors have substantially greater resources than we have.  Our future success will depend on, among other things, our ability to: (i) achieve market acceptance for any current or future dermatological offerings; (ii) hire and retain personnel with experience in the dermatology market; (iii) execute our business plan with respect to this market segment; and (iv) adapt to technical or regulatory changes once operational.

At the same time, new product development is a lengthy, complex and uncertain process that will require significant attention and resources from management.  A product candidate can fail at any stage of the development process due to, among other things, efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others.  Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels.  We therefore cannot assure you that we will be successful in our pursuit of business in the dermatology market, or that we can sustain any business in which we achieve initial success.

The success of our current technology platforms, and that of any other future technology platforms we may purchase or in-license, will depend on the quality and integrity of the technologies licensed or sold to us.  Despite our due diligence and the safeguards we have in place, we cannot guarantee the effectiveness or integrity of such technologies, nor can we be certain that others do not have intervening rights in such technologies.  If any of our in-licensed technologies proved ineffective, or if a third party successfully asserted any right to such technologies, our ability to develop new products and implement our strategies would be materially adversely affected.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate.  Other than Oracea and Periostat, we have not received regulatory approval to market any of our product candidates in any jurisdiction.  We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals.  Securing FDA approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy.  Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved.  Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application.

The FDA, and comparable authorities in other countries, have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies.  In addition, varying interpretations of the data obtained from preclinical and clinical testing could influence how a product candidate is classified and delay, limit or prevent regulatory approval of a product candidate.  Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.

If we lose our sole supplier of doxycycline or our manufacturer of Oracea, our sales of Oracea will be interrupted, halted or less profitable.

We do not have the resources, facilities or capabilities to manufacture any of our products or product candidates.  We have no current plans to establish a manufacturing facility.  We expect that we will be dependent, to a significant extent, on contract manufacturers for commercial scale manufacturing of our products or product candidates in accordance with regulatory standards.

We rely on a supplier, Hovione International Limited, or Hovione, as our sole supplier for doxycycline, the active ingredient in Oracea.  Hovione has two FDA-approved, validated manufacturing facilities that we believe will provide us with some protection against supply interruption.  We are, however, seeking a back-up supplier, but there are relatively few alternative suppliers of doxycycline, and Hovione produces the majority of the doxycycline used in the United States. Our current supply agreement with Hovione expires on May 14, 2008 and thereafter automatically renews for successive two-year periods unless, 90 days prior to the expiration of any such periods, either party gives the other party written notice of termination.  In addition, in the event of a default, uncured for 90 days, the non-defaulting party can terminate the supply agreement effective immediately at the end of such ninety-day period.  Although Hovione maintains two manufacturing locations, if we are unable to procure a commercial quantity of doxycycline from Hovione on an ongoing basis at a competitive price, if Hovione fails to comply with current Good Manufacturing Practices or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply and sale of Oracea.

We entered into an agreement effective December 31, 2005 with Cardinal Health PTS, LLC, or PTS, pursuant to which PTS has agreed to manufacture Oracea for us.  We intend to contract with additional manufacturers for the commercial manufacture of an Oracea capsule.  We believe, however, that it could take up to one year to validate successfully a secondary manufacturer.  We cannot be certain that we will be able to enter into additional agreements on acceptable terms, if at all.  In the event that we are unable to obtain sufficient quantities of doxycycline or Oracea on commercially reasonable terms, or in a timely manner, our business, financial condition and results of operations would be materially adversely affected.

If the federal regulatory status of Alcortin or Novacort changes, we may be unable to continue to market one or both of these products.

We market two products, Alcortin and Novacort, under a Promotion and Cooperation Agreement with Primus.  Sixty percent of sample product and promotion costs and all sales force compensation related to our promotion of Alcortin and Novacort are funded by us.  Primus is responsible for the manufacture of Alcortin and Novacort and it has not sought FDA approval for these products because Primus believes that no approval is required.  We cannot be sure that FDA will not object to the lack of approval for these products. If the FDA were to assert that these products required approval, it could at any time seek to take administrative or judicial actions which could prevent us from marketing these products.  Our inability to market these products could result in a temporary or permanent loss of revenue, which may be partially offset by a reduction in our promotional expenses related to these products.

Our products could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements. Both before and after approval or clearance, we, our vendors and suppliers, and our products and product candidates are subject to extensive regulatory requirements.  Failure to comply with these requirements could subject us to administrative and judicial sanctions.

Both before and after approval or clearance of our products, we, our products, and our manufacturers are subject to extensive regulatory requirements covering, among other things, manufacturing, advertising and promotion, labeling, adverse event reporting, post-approval commitments, registration, record-keeping, export, and distribution of samples.  Failure to comply with regulatory requirements may result in:

•                  restrictions on such products, manufacturers or manufacturing processes;

•                  warning letters;

•                  withdrawal of the products from the market;

•                  refusal to approve pending applications or supplements to approved applications that we submit;

•                  recall;

•                  fines;

•                  suspension or withdrawal of regulatory approvals;

•                  refusal to permit the import or export of our products;

•                  product seizure; and

•                  injunctions or the imposition of civil or criminal penalties.

We will need substantial funding and may be unable to raise additional capital if needed, which would force us to delay, reduce or eliminate our product development programs and commercialization efforts.

We expect that our research and development expenses will increase in connection with our ongoing activities and that we will incur significant commercialization expenses as we expand our marketing and sales efforts.  We will need substantial additional funding to meet these additional expenses and may be unable to raise capital when needed or on attractive terms, which would force us to delay, reduce or eliminate our research and development programs and commercialization activities.

If we generate revenues and incur expenses at our anticipated levels, we anticipate that our current cash, cash equivalents and short-term investments at September 30, 2006 will be sufficient to fund our operations through at least the end of 2007.  However, our forecast of the period of time through which our financial resources will be adequate to support our operations involves risks and uncertainties, and actual results could vary materially.  Our future funding requirements will depend on many factors, including:

•                  the cost of commercialization activities, including product marketing and sales;

•                  the successful commercialization of Oracea;

•                  the success of our dermatology franchise;

•                  the success of our prosecution of the 656 Application related to the use of non-antimicrobial tetracyclines for the treatment of acne and acne rosacea, including incyclinide;

•                  receipt of marketing approvals from the FDA and similar foreign regulatory authorities for our product candidates;

•                  the success of our preclinical, clinical and development programs;

•                  revenues and profits from sales of Oracea, Pandel, and Periostat, and our other product candidates, as well as the products we co-promote;

•                  the terms and conditions of our outstanding Series D-1 Stock;

•                  our ability to continue to meet the covenant requirements under our amended revolving credit facility with SVB;

•                  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including potential litigation costs and the results of such litigation;

•                  the extent to which we acquire or invest in businesses, products and technologies;

•                  the costs involved in obtaining regulatory approvals and clearances required to market and sell our products;

•                  our ability to establish and maintain additional collaborations; and

•                  the receptivity of the capital markets to any future financings.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements.  If we raise additional funds by issuing equity securities, our stockholders may experience dilution.  Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.  Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, research programs or products or grant licenses on terms that may not be favorable to us.

We cannot assure you that our clinical trials will be completed in a timely manner or will meet agreed upon end-points.

As part of our plans to expand into the dermatology market, we will need to conduct extensive testing of our products, pursuant to protocols that measure end points agreed with the FDA or other regulatory agencies.  We cannot guarantee that Phase I, Phase II, or Phase III testing for our products in development will be completed successfully within any specified period of time, if at all.  Many products that initially appear promising are found, after clinical evaluation, not to be safe and effective.  Also, we, or the FDA, may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Delays in patient enrollment in clinical trials may result in increased costs and delays, which could have a harmful effect on our ability to develop products.

It may take several years to complete the testing of a product, and failure can occur at any stage of testing.  For example:

•                  interim results of preclinical or clinical studies do not necessarily predict their final results, and results in early studies might not be seen in later studies;

•                  potential products that appear promising at early stages of development may ultimately fail for a number of reasons, including the possibility that the products may be ineffective, less effective than products of our competitors or cause harmful side effects;

•                  any preclinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities;

•                  preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•                  we may not be able to manufacture the investigational or commercial product in sufficient quantity or quality or at acceptable cost;

•                  negative or inconclusive results from a preclinical study or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•                  the FDA can place a hold on a clinical trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•                  we may encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval; and

•                  our clinical trials may not demonstrate the safety and efficacy needed for our products to receive regulatory approval.

If we are required to conduct additional clinical trials or other studies beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended.  Our product development costs will also increase if we experience delays in testing or approvals.  Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or potential products.  If any of this occurs, our business will be materially harmed.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights.  Third parties may own or control these patents and patent applications in the United States and abroad.  These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.

We depend upon third party researchers and providers of clinical services to perform as contractually required if we are to be successful in bringing new products to market.

We do not have the ability independently to conduct the clinical trials required to obtain regulatory approval for our products.  We rely on independent clinical investigators, contract research organizations and other third party service providers for successful execution of our clinical trials, but do not control many aspects of their activities.  We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, protocols for the trial and applicable regulatory requirements.  Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.  Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.  Third parties may not, however, complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols.  Furthermore the data that they generate may not be accurate or may, in extreme cases, be fraudulent.

Our ability to bring our future products to market depends on the quality and integrity of the data we present to regulatory authorities in order to obtain marketing authorizations.  We cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated.  The failure of these third parties to carry out their obligations would materially adversely affect our ability to develop and market new products and implement our strategies.

We depend upon certain key relationships to generate much of the technology required to maintain our competitive position in the marketplace.

Our IMPACS technology is licensed from SUNY, referred to herein as the SUNY License, and other academic and research institutions collaborating with SUNY.  Under the SUNY License, we have an exclusive worldwide license to SUNY’s rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions.  The SUNY License imposes various payment and reporting obligations on us, and our failure to comply with these requirements permits SUNY to terminate the SUNY License.  If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.  The SUNY License is terminable by SUNY on 90 days prior notice only upon our failure to make timely payments, reimbursements or reports, if the failure is not cured by us within 90 days.  The termination of the SUNY License, or the failure to obtain and maintain patent protection for our technologies, would have a material adverse effect on our business, financial condition, liquidity and results of operations.

If our products cause injuries, we may incur significant expense and liability.

Our business may be adversely affected by potential product liability claims arising out of the testing, manufacturing and marketing of Periostat, Oracea and other products developed by or for us or for which we have licensing or promotion and cooperation rights.  We have an aggregate of $10.0 million in product liability insurance covering Periostat, Mutual’s branded version of Periostat and Oracea, our product candidates and products for which we have licensing or promotion and cooperation rights.

Our insurer has also notified us that our general product liability policy will not cover claims arising from our past sales of Vioxx®, to the extent such claims are made after December 31, 2004.  This does not affect our rights under the Co-Promotion Agreement with Merck & Co., Inc., which provides for indemnification of us by Merck against any claims arising from manufacturing or design defects in the Vioxx product or for which we, as the seller of the product, may be strictly liable as a seller of an inherently dangerous product.

Our insurance may not adequately protect us against product liability claims.  Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

Our stock price is highly volatile and, therefore, the value of your investment may fluctuate significantly.

The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results.  These fluctuations may be exaggerated if the trading volume of our common stock is low.  In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

The following table sets forth the high and low last sale prices per share for our common stock for each of the quarters in the period beginning October 1, 2004 through September 30, 2006, as reported on the NASDAQ Global Market:

Quarter Ended	High	Low

December 31, 2004	$7.49	$5.37

March 31, 2005	$7.52	$4.50
June 30, 2005	$7.61	$3.99
September 30, 2005	$9.95	$7.15
December 31, 2005	$12.07	$8.50

March 31, 2006	$14.80	$11.27
June 30, 2006	$14.67	$10.52
September 30, 2006	$13.22	$8.52

Risks Related to this Offering

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $9.98, representing the difference between our net tangible book value as of September 30, 2006 and the as adjusted net tangible book value per share after giving effect to this offering at a price of $13.00 per share. In the past, we issued options to acquire common stock and warrants at prices below the offering price in this offering. To the extent these outstanding options and warrants are ultimately exercised or our outstanding preferred stock is converted, you will incur further dilution.

Because our management will have broad discretion over the use of the net proceeds to our company from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

The net proceeds to our company from this offering will be available for, among other purposes, general corporate purposes, and our management will have broad discretion as to the use of such proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of net proceeds we receive from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds we receive will be invested in a way that does not yield a favorable, or any, return for our company.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions, or the negative of those terms, to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and any document incorporated by reference. We caution you that we do not undertake any obligation to update or revise forward-looking statements made by us, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 3,500,000 shares of our common stock that we are offering at a price of $13.00 per share will be approximately $42.6 million after deducting the placement agent’s fees, the financial advisor’s fee and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate and working capital purposes. Although we have not yet identified any specific uses for these proceeds, we currently anticipate using the proceeds for some or all of the following purposes: research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses and potential acquisitions of companies, products and technologies that complement our business. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

MARKET PRICE AND DIVIDENDS

Our common stock is traded on the NASDAQ Global Market under the symbol “CGPI.”  The following table sets forth, for the period indicated, the high and low last sale prices per share of the common stock as reported by the NASDAQ Global Market.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2004:

First Quarter	$14.16	$10.07
Second Quarter	$13.21	$8.70
Third Quarter	$9.49	$6.09
Fourth Quarter	$7.49	$5.37

Year Ended December 31, 2005:

First Quarter	$7.52	$4.50
Second Quarter	$7.61	$3.99
Third Quarter	$9.95	$7.15
Fourth Quarter	$12.07	$8.50

Year Ended December 31, 2006:

First Quarter	$14.80	$11.27
Second Quarter	$14.67	$10.52
Third Quarter	$13.22	$8.52
Fourth Quarter (through November 14, 2006)	$14.65	$11.35

On November 14, 2006, the last reported sale price of our common stock on the NASDAQ Global Market was $12.97.

As of November 13, 2006, we had 17,689,224 shares of common stock outstanding and there were 90 stockholders of record. This figure does not reflect persons or entities who hold their stock in nominee or “street” name through various brokerage firms.

We have never declared or paid any cash dividends on our common stock. Except as set forth below, we intend to retain earnings, if any, to fund future growth and the operation of our business. On May 12, 1999, we consummated a $20.0 million financing through the issuance of our Series D Stock. As a result of such financing, we had certain common stock dividend obligations and continue to have certain cumulative cash dividend obligations to the holders of the Series D Stock, who now hold Series D-1 Stock as a result of the Restructuring Agreement we executed with such holders on December 15, 2005. Such financing arrangement also limits our ability to generally declare dividends to our common stockholders. In addition, our ability to generally declare dividends to our common stockholders is further limited by the terms of our credit facility with SVB.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of September 30, 2006:

•                                          on an actual basis; and

•                                          on an as adjusted basis to give effect to the sale of 3,500,000 shares of common stock in this offering at a price of $12.16 per share, after deducting the placement agent’s fees and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in this prospectus.

	As of September 30, 2006
	Actual	As Adjusted
	(In thousands)

Cash, cash equivalents and short-term investments	$25,890	$68,460
Other long-term liabilities	279	279
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; 200,000 shares of Series D-1 cumulative convertible preferred stock issued and outstanding at September 30, 2006;	2	2
150,000 shares of Series A participating preferred stock designated and no shares issued and outstanding at September 30, 2006	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized and as adjusted and 17,604,109 shares outstanding actual and 21,104,109 shares outstanding as adjusted at September 30, 2006	176	211
Additional paid-in capital	141,556	184,091
Accumulated other comprehensive loss	(7)	(7)
Accumulated deficit	(118,670)	(118,670)
Total stockholders’ equity	23,057	65,627
Total capitalization	$23,336	$65,906

The number of shares of our common stock to be outstanding after this offering excludes, as of September 30, 2006:

•                           3,614,855 shares of common stock issuable upon the exercise of outstanding stock options and warrants at a weighted average exercise price of $9.67 per share;

•                           an aggregate of 890,055 additional shares of common stock reserved for future issuance under our 2005 Equity Incentive Plan, 1996 Non-Employee Director Stock Option Plan, 1996 Stock Plan and 1992 Stock Option Plan; and

•                           an aggregate of 2,352,938 shares of common stock then issuable upon conversion of the outstanding shares of Series D-1 Stock as of such date.

DILUTION

Our net tangible book value as of September 30, 2006 was approximately $21.1 million, or $1.20 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 3,500,000 shares of common stock offered in this offering at a price of $13.00 per share and after deducting the placement agent’s fees and estimated offering expenses payable by us, our net tangible book value as of September 30, 2006 would have been approximately $63.7 million, or $3.02 per share of common stock. This represents an immediate increase in the net tangible book value of $1.82 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $9.98 per share to new investors. The following table illustrates this per share dilution:

Price per share to investors		$13.00
Net tangible book value per share as of September 30, 2006	$1.20
Increase per share attributable to new investors	$1.82
Net tangible book value per share after this offering		3.02
Dilution per share to new investors		$9.98

In the discussion and table above, we assume no exercise of outstanding options and warrants. As of September 30, 2006, there were 3,614,855 shares of common stock reserved for issuance upon exercise of outstanding options and warrants with a weighted average exercise price of $9.67 per share. To the extent that any of these outstanding options and warrants are exercised, there will be further dilution to new investors. The discussion and table above also excludes the conversion of the outstanding shares of Series D-1 Stock which had a liquidation value of approximately $20.9 million at September 30, 2006 and were then convertible into 2,352,938 shares of common stock. To the extent any preferred stock is converted, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We are offering our common stock through a placement agent. Subject to the terms and conditions contained in the placement agent agreement dated November 15, 2006, Lazard Capital Markets LLC has agreed to act as the placement agent for the sale of up to 3,500,000 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement or accompanying base prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but has agreed to use best efforts to arrange for the sale of all 3,500,000 shares.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt by the placement agent of certain opinions, letters and certificates from our counsel, our independent auditors and us.

Confirmations and prospectuses will be distributed to all investors who agree to purchase the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 3,500,000 shares of common stock will take place on or about November 21, 2006. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•                                        we will receive funds in the amount of the aggregate purchase price;

•                                        Lazard Capital Markets LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement; and

•                                        Leerink Swann & Company will receive a fee for financial advisory services rendered to us in connection with the offering.

We will pay the placement agent a commission equal to 6.0% of the gross proceeds of the sale of common stock in the offering. We will pay a portion of such commission to Leerink Swann & Company for financial advisory services rendered to us in connection with the offering. We may reimburse the placement agent for certain legal expenses incurred by it. In compliance with the guidelines of the National Association of Securities Dealers, in no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering. The estimated offering expenses payable by us, including the placement agent’s fee of $2,047,500 and the financial advisor’s fee of $682,500, are approximately $2,930,500, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent, the financial advisor and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $42.6 million.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith. We have agreed to indemnify the placement agent and Lazard Frères & Co. LLC against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agent agreement.

This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agent agreement is on file with the Securities and Exchange Commission as Exhibit 1.1 to a Current Report on Form 8-K filed by us on November 16, 2006, that is incorporated by reference into the accompanying prospectus.

The transfer agent for our common stock is American Stock Transfer & Trust Company.

Our common stock is traded on the NASDAQ Global Market under the symbol “CGPI.”

VALIDITY OF SECURITIES

The validity of the issuance of the securities offered by this prospectus supplement will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Brown Raysman Millstein Felder & Steiner LLP, New York, New York is counsel for the placement agent in connection with this offering.

$75,000,000

COLLAGENEX PHARMACEUTICALS, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

We may from time to time issue up to $75,000,000 aggregate dollar amount of common stock, preferred stock, debt securities and warrants.  We will specify in a prospectus supplement the terms of the securities to be offered and sold.  We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents.  We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement.

Our common stock is listed on the Nasdaq National Market and traded under the symbol “CGPI.”  The closing bid price of our common stock on the Nasdaq National Market on February 6, 2006 was $12.21 per share.

Investing in our securities involves risks.  See “Risk Factors” at page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated March 1, 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
COLLAGENEX PHARMACEUTICALS, INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE SECURITIES WE MAY OFFER
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LEGAL OWNERSHIP OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by CollaGenex Pharmaceuticals, Inc. or any such person.  Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of CollaGenex Pharmaceuticals, Inc. since the date hereof.  This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, using a “shelf” registration process.  Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000.  We have provided to you in this prospectus a general description of the securities we may offer.  If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.  This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

COLLAGENEX PHARMACEUTICALS, INC.

CollaGenex Pharmaceuticals, Inc. and subsidiaries is a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  We currently market three prescription pharmaceutical products to the dermatology market through our professional dermatology sales force.  Our marketed dermatology products are Pandel®, a prescription corticosteroid we licensed from Altana, Inc. in May 2002, Alcortin™, a prescription topical antifungal steroid combination, and Novacort™, a prescription topical steroid and anesthetic.  We are promoting Alcortin and Novacort to dermatologists pursuant to a Promotion and Cooperation Agreement executed in June 2005 with Primus Pharmaceuticals Inc.

Prior to the May 2005 introduction of a third party generic version of Periostat®, our dental sales force detailed four prescription pharmaceutical products to the dental market.  On May 20, 2005, we ceased all sales promotion activities for these products.  We currently still generate sales from these dental products, which all treat periodontal disease and include our own product Periostat, as well as Atridox®, Atrisorb FreeFlow® and Atrisorb-D® which are licensed from Atrix Laboratories, Inc. (now known as QLT USA, Inc.).  We had also sold a separately branded version of Periostat to United Research Laboratories, Inc./Mutual Pharmaceutical Company, Inc., or Mutual, pursuant to a License and Supply Agreement executed in April 2004 as part of a settlement of our outstanding patent litigation with Mutual.  As a result of the launch of a third party generic version of Periostat in May 2005, Mutual ceased purchasing product from us during June 2005.

Research has shown that certain tetracyclines can be chemically modified to retain non-antibiotic properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  We are evaluating various chemically modified tetracyclines (so called “IMPACS™” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications.  We have a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, we have acquired the Restoraderm® technology, a proprietary, foam-based, topical drug delivery technology from which we plan to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Suite 200, Newtown, Pennsylvania 18940, and our telephone number is (215) 579-7388. Our website address is www.collagenex.com.  The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.  We have included our website address as an inactive technical reference only.

Unless otherwise stated, all references to “us,” “our,” “CollaGenex,” “we,” the “Company” and similar designations refer to CollaGenex Pharmaceuticals, Inc.  Our logo, trademarks and service marks are the property of CollaGenex. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

An investment in our securities involves significant risks.  You should carefully consider the risks, including the forward-looking statements made in this prospectus and any prospectus supplement, as well as all of the risk factors incorporated herein by reference before you make an investment decision pursuant to this prospectus and any prospectus supplement.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that we include in this prospectus, any prospectus supplement, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Securities Exchange Act.  We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus.  You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and any document incorporated by reference.  We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including clinical trial costs, research and development expenses, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business.  We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.  Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

Earnings were insufficient to cover fixed charges by approximately the following amounts for the periods ended as set forth below:

	Nine Month Period Ended, September 30,	Year Ended December 31,
(Amounts in thousands)	2005	2004	2003	2002	2001	2000
Excess/(deficiency) of Earnings to Cover Fixed Charges	(12,398)	7,495	6,512	902	(8,144)	(8,830)
Excess/(deficiency) of Earnings to Cover Fixed Charges and Preferred Stock Dividends	(13,823)	5,895	4,912	(727)	(9,824)	(10,519)

Fixed charges consist of interest on all indebtedness namely a percentage of rental expense of operating leases that represents interest.  During the nine months ended September 30, 2005 and each of the years ended December 31, 2001 and 2000, our earnings were insufficient to cover our fixed charges.

During each of the years ended December 31, 2002, 2001 and 2000 and for the nine months ended September 30, 2005, our earnings were insufficient to cover our fixed charges and preferred stock dividends.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer.  We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.  If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.  We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•              common stock;

•              preferred stock;

•              debt securities; and

•              warrants to purchase any of the securities listed above.

In this prospectus, we refer to the common stock, preferred stock, debt securities and warrants collectively as “securities.”  The total dollar amount of all securities that we may sell will not exceed $75,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Under our certificate of incorporation, we are authorized to issue 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  The following description summarizes information about our capital stock.  You can obtain more comprehensive information about our capital stock by consulting our certificate of incorporation and by-laws, each as amended to date, as well as the Delaware General Corporation Law.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, with the exception of the one director elected by the holders of our Series D-1 preferred stock.   Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of our Series D-1 preferred stock and shares of any series of preferred stock that we may designate and issue in the future.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.  We have designated three series of preferred stock, two series of which remain outstanding.  See “–Series D Preferred Stock and Series D-1 Preferred Stock” and “–Series A Preferred Stock” below.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

The preferred stock of each series will rank senior to the common stock and the Series A Junior Participating Preferred Stock, and may be junior to the Series D-1 Cumulative Convertible Preferred Stock in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled.  Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Series D Preferred Stock and Series D-1 Preferred Stock

On May 11, 1999, our board of directors designated 200,000 shares of preferred stock as the Series D Cumulative Convertible Preferred Stock, $0.01 par value per share, or Series D preferred stock, as set forth in the Certificate of Designation, Preferences and Rights of Series D Cumulative Preferred Stock, as amended on October 17, 2001.  On December 15, 2005, we executed a Restructuring and Exchange Agreement with each of the holders of the outstanding Series D preferred stock, pursuant to which, among other things, the Series D stockholders agreed to effect an exchange, whereby we exchanged all 200,000 outstanding shares of our Series D preferred stock for

200,000 shares of our Series D-1 Cumulative Convertible Preferred Stock, $0.01 par value per share, or Series D-1 preferred stock.

On December 19, 2005, we filed a Certificate of Designations, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock with the Secretary of State of the State of Delaware and on December 21, 2005, we exchanged all 200,000 outstanding shares of our Series D preferred stock for 200,000 shares of our Series D-1 preferred stock.  As of December 21, 2005, there were no outstanding shares of Series D preferred stock.

Dividends.  Dividends on the Series D preferred stock were paid in shares of our common stock for the first three years following the date of issuance, and thereafter the holders of the outstanding shares of Series D preferred stock were entitled to receive, out of funds legally available therefor, an 8% annual cash dividend, payable on each July 31 and January 31.  Beginning on May 12, 2005, dividends payable to the holders of the Series D preferred stock increased to 9.0% per annum.  The holders of the Series D-1 preferred stock are entitled to dividends payable in cash at a rate of 9.0% per annum, which are declared and paid every six months.  The annual dividend rate shall increase by 1.0% per annum on May 19, 2006 and each subsequent anniversary thereof until the earlier of the date that all of the shares of Series D-1 preferred stock are (i) converted into shares of common stock, or (ii) redeemed.

Conversion by Holders.  Each share of Series D-1 preferred stock is convertible, at the option of its holder, at any time, into shares of common stock determined by dividing $100 by the conversion price, which is currently $8.50 per share, for each share of Series D-1 preferred stock converted.

Voting Rights.  The Series D-1 preferred stock is entitled to vote together with the holders of our common stock on all matters to be voted on by our stockholders generally, on an as-converted to common stock basis.  The approval of the holders of at least 66 2/3% of the Series D-1 preferred stock is required for certain actions by us, including creating or issuing stock ranking senior to the Series D-1 preferred stock.  The approval of the holders of at least a majority of the Series D-1 preferred stock is required for certain actions by us, including paying dividends, other than those on the Series D-1 preferred stock, incurring indebtedness in excess of $10,000,000 for working capital purposes, disposing of our assets, except in the ordinary course of business, and acquisitions in any calendar year period in excess of $10,000,000.

Conversion by Us.  Each share of Series D-1 preferred stock is convertible, at our option, into shares of common stock, at the applicable conversion rate, at any time after the common stock has traded at a price per share of at least 200% above the conversion price then in effect for 30 consecutive trading days, provided that the shares of common stock to be issued upon such conversion are registered under the Securities Act.

Adjustment of Conversion Price.  The conversion price of the Series D-1 preferred stock shall be adjusted, on a weighted average basis, upon the issuance of securities, options or warrants at a price per share less than the then effective conversion price.

Redemption.  Each outstanding share of Series D-1 preferred stock is redeemable, at our option as follows:  at $100 per share plus all accrued and unpaid dividends if less than 5% of the Series D-1 preferred stock originally issued are outstanding and at $100 per share plus accrued and unpaid dividends in the event of a change in control of the Company.

Board Representation.  The holders of the Series D-1 preferred stock are entitled to elect one director to our board of directors.  The maximum size of our board of directors is set at nine members.

Default Dividends.  The dividend payable to the holders of the Series D-1 preferred stock shall be doubled upon an event of default, which is defined as, among other things, default on the payment of dividends, material breaches of that certain Stock Purchase Agreement, dated March 19, 1999, by and among us, OCM Principal Opportunities Fund, L.P., or OCM, and the purchasers set forth therein or that certain Stockholders and Registration Rights Agreement, dated March 19, 1999, as amended, by and among us, OCM and the purchasers set forth therein, or the Stockholders Agreement, the filing of a bankruptcy petition by or against us, acceleration of indebtedness in excess of $1,000,000, a change in control, or the failure of our common stock to actively trade on the American Stock Exchange, New York Stock Exchange or the Nasdaq National Market.  We are entitled to pay the default dividends in shares of common stock in the event we cannot pay cash dividends because of a deficiency in cash or a prohibition under Delaware law, such that a cash payment would have a material adverse effect on us.

Additional Dividends.  If dividends are not paid on the required dividend payment dates, July 31 and January 31, accrued dividends shall accrue additional dividends at double the applicable dividend rate, or 18.0%.

Adjustment of Conversion Price.  In the event we fail to declare dividends after we have been notified of an event of default for failure to pay dividends, the holders of a majority of the Series D-1 preferred stock shall have the option to elect to have the conversion price of the Series D-1 preferred stock reset to the then fair market value of our common stock, based upon the five-day trailing average closing price of the common stock.

Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of outstanding shares of Series D-1 preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $100 per share of Series D-1 preferred stock plus all cumulative dividends, whether or not earned or declared.

Information, Registration and Other Rights.  Pursuant to the Stockholders Agreement, we have agreed to furnish OCM with certain financial and business information, including monthly, quarterly and annual financial reports and annual budgets and operating forecasts.  We have granted OCM a right of first refusal to purchase certain securities in the event the price per share of such securities is less than the conversion price then in effect.  We have granted the holders of the Series D-1 preferred stock certain demand and piggyback registration rights with respect to the common stock issuable upon conversion of the Series D-1 preferred stock.  We also filed registration statements for the shares of common stock issuable upon conversion of the Series D-1 preferred stock and the shares of common stock issued as dividends on the Series D preferred stock.

Series A Preferred Stock

On May 29, 2002, our board of directors designated 150,000 shares of preferred stock as Series A Junior Participating Preferred Stock, $0.01 par value per share, or Series A preferred stock, as set forth in the Amended Certificate of Designations of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on June 5, 2002.  Also on May 29, 2002, our board of directors approved an Amended and Restated Shareholder Protection Rights Agreement, referred to as the Rights Agreement.  The Rights Agreement amended and restated, in its entirety, our existing Shareholder Protection Rights Agreement, referred to as the Prior Rights Agreement, dated September 15, 1997, as amended on each of March 16, 1999, May 10, 2001 and May 15, 2002 by and between us and American Stock Transfer & Trust Company, as rights agent thereunder.  American Stock Transfer & Trust Company remained rights agent under the Rights Agreement.  Each right previously authorized and distributed under the Prior Rights Agreement is deemed to constitute a Right under the Rights Agreement effective May 29, 2002.  Our board of directors further authorized the issuance of one Right for each share of our common stock issued between the date of the Rights Agreement and the earlier of the Distribution Date or the Expiration Date, as defined in the Rights Agreement. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A preferred stock, at a purchase price of $65.00 in cash, subject to adjustment.

Initially, the Rights are not exercisable and will be attached to all certificates representing outstanding shares of common stock, and no separate Rights Certificates will be distributed.  The Rights will separate from the common stock, and the Distribution Date will occur, upon the earlier of (i) ten business days following the earlier of (a) the first date of a public announcement that a person or group of affiliated or associated persons, or an Acquiring Person, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock or (b) the first date on which a majority of the board of directors shall become aware that an Acquiring Person has become such, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock.  The Distribution Date may be deferred in circumstances determined by our board of directors.  In addition, certain inadvertent acquisitions will not trigger the occurrence of the Distribution Date.  Until the Distribution Date, or earlier redemption or expiration of the Rights, (i) the Rights will be evidenced by the common stock certificates outstanding on the record date of September 26, 1997, as established by our board of directors prior to the adoption of the Prior Rights Agreement, or by new common stock certificates issued after such record date which contain a notation incorporating the Prior Rights Agreement or the Rights Agreement by reference, (ii) the Rights will be transferred with and only with such common stock certificates and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.  As with the Prior Rights Agreement, the Rights Agreement continues to include within the definition of Exempt Person any person who shall become the beneficial owner of 20% or greater percentage of the outstanding shares of common stock as a result of the transactions contemplated by that certain Stock Purchase Agreement dated March 1999, by and among us and the Investor and Purchasers, each as defined therein, until such time as any of such persons shall become the beneficial owner, other than by means of a stock dividend or stock split, after the date of the Prior Rights Agreement of an additional 1% of the outstanding shares of common stock.

The Rights are not exercisable until the Distribution Date and will expire upon the close of business on September 26, 2007, referred to as the Final Expiration Date, unless earlier redeemed or exchanged as described below. As soon as practicable after the Distribution Date, separate Rights Certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.  Except as otherwise determined by our board of directors, and except for shares of common stock issued upon exercise, conversion or exchange of then outstanding options, convertible or exchangeable securities or other contingent obligations to issue shares or pursuant to any employee benefit plan or arrangement, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

In the event that any person becomes an Acquiring Person, then, promptly following the first occurrence of such event, each holder of a Right shall thereafter have the right to receive, upon exercise, that number of shares of our common stock, or, in certain circumstances, cash, property or other securities, which equals the exercise price of the Right divided by 50% of the current market price, as defined in the Rights Agreement, per share of common stock at the date of the occurrence of such event.  However, Rights are not exercisable following such event until such time as the Rights are no longer redeemable by us.  Notwithstanding any of the foregoing, following the occurrence of such event, all Rights that are, or, under certain circumstances specified in the Rights Agreement, were, beneficially owned by any Acquiring Person will be null and void.  The event summarized in this paragraph is referred to as an A Trigger Event.

For example, at an exercise price of $65.00 per Right, each Right not owned by an Acquiring Person, or by certain related parties, following an A Trigger Event would entitle its holder to purchase for $65.00 such number of shares of common stock, or other consideration, as noted above, as equals $65.00 divided by one-half of the current market price, as defined in the Rights Agreement, of the common stock.  Assuming that the common stock had a market price of $10.00 per share at such time, the holder of each valid Right would be entitled to purchase thirteen shares of common stock, having a market value of 13 x $10.00, or $130.00, for $65.00.

In the event that, at any time after any person becomes an Acquiring Person, (i) we are consolidated with, or merged with and into, another entity and we are not the surviving entity of such consolidation or merger or if we are the surviving entity, but shares of our outstanding common stock are changed or exchanged for stock or securities, of any other person, or cash or any other property, or (ii) more than 50% of our assets or earning power is sold or transferred, each holder of a Right, except Rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by 50% of the current market price, as defined in the Rights Agreement, of such common stock at the date of the occurrence of the event.  The events summarized in this paragraph are referred to as a B Trigger Event.  An A Trigger Event and a B Trigger Event are collectively referred to as Triggering Events.

For example, at an exercise price of $65.00 per Right, each valid Right following a B Trigger Event would entitle its holder to purchase for $65.00 such number of shares of common stock of the acquiring company as equals $65.00 divided by one-half of the current market price, as defined in the Rights Agreement, of such common stock.  Assuming that such common stock had a market price of $10.00 per share at such time, the holder of each valid Right would be entitled to purchase thirteen shares of common stock of the acquiring company, having a market value of 13 x $10.00, or $130.00, for $65.00.

At any time after the occurrence of an A Trigger Event, when no person owns a majority of our common stock, our board of directors may exchange the Rights, other than Rights owned by such Acquiring Person which have become void, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A preferred stock, or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per Right, subject to adjustment.

The purchase price payable, and the number of units of Series A preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, our Series A preferred stock, (ii) if holders of the Series A preferred stock are granted certain rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the then-current market price, as defined in the Rights Agreement, of the Series A preferred stock, or (iii) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings, or of subscription rights or warrants, other than those referred to above.  The number of Rights associated with each share of common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.  No fractional shares of Series A preferred stock, other than fractions which are integral multiples of one one-thousandth of a share of Series A preferred stock, will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise.

Series A preferred stock purchasable upon exercise of the Rights will not be redeemable.  Each share of Series A preferred stock will be entitled to receive, when, as and if declared by our board of directors, a minimum preferential quarterly dividend payment of $10.00 per share or, if greater, an aggregate dividend of 1,000 times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000.00 per share, plus an amount equal to accrued and unpaid dividends, and will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock.  Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is changed or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock.  These rights are protected by customary antidilution provisions.  Because of the nature of the Series A preferred stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A preferred stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

At any time prior to the first occurrence of an A Trigger Event, we may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, referred to as the Redemption Price, payable in cash or stock.  Immediately upon the redemption of the Rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Rights may also be redeemable following certain other circumstances specified in the Rights Agreement.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.  Although the distribution of the Rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock, or other consideration, or for common stock of the acquiring company as set forth above.

Any provision of the Rights Agreement, other than the redemption price, may be amended by our board of directors prior to such time as the Rights are no longer redeemable.  Once the Rights are no longer redeemable, our board of directors’ authority to amend the Rights is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of Rights.

The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide our board of directors with adequate time to evaluate unsolicited offers.  The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of Rights being acquired.  The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in our best interests and our stockholders, as determined by a majority of our board of directors.  The Rights should not interfere with any merger or other business combination approved by our board of directors.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and By-Laws

We are subject to Section 203 of the Delaware General Corporation Law.  Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets.  In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation provides that the directors elected by the holders of our common stock may be removed with or without cause and only by the affirmative vote of the holders of a majority of our outstanding shares of common stock present in person or by proxy and entitled to vote.  Our certificate of incorporation also provides that the director elected by the holders of Series D-1 preferred stock may be removed with or without cause and only by the affirmative vote of the holders of a majority of our outstanding shares of Series D-1 preferred stock present in person or by proxy and entitled to vote.  Under our certificate of incorporation, any vacancy in any directorship elected by the holders of record of common stock, including a vacancy resulting from any cause, may be filled only by vote of a majority of our directors elected by the holders of common stock then in office.  Under our certificate of incorporation, any vacancy in any directorship entitled to be elected by the holders of record of shares of Series D-1 preferred stock shall be filled only by the vote or written consent of the holders of record of shares of Series D-1 preferred stock.  The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting.  Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our president, our chairman of the board, or a majority of our board of directors.  In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors.  Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting.  These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage.  Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 80% of the votes which all our stockholders would be entitled to cast in any annual election of directors.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval.  We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.  In addition, the board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation.  The purpose of authorizing the board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

General

We may enter into indenture agreements with respect to any debt securities we may offer.  We would enter into separate indentures, with different trustees, for (a) any and all senior debt securities and (b) any and all subordinated debt securities.  We use the term “indentures” to refer to the senior indenture and the subordinated indenture, and we use the term “trustees” to refer to the several trustees under the indentures.  The material terms of the indenture governing a series of debt securities will be described in the applicable prospectus supplement.  The indentures will be qualified under the Trust Indenture Act.

Additional Information

We will describe in the applicable prospectus supplement the following terms relating to a series of debt securities:

•                  the title;

•                  any limit on the amount that may be issued;

•                  whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•                  the maturity date;

•                  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                  whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•                  the terms of the subordination of any series of subordinated debt;

•                  the place where payments will be payable;

•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                  the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•                  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•                  whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•                  whether we will be restricted from incurring any additional indebtedness;

•                  a discussion on any material or special United States federal income tax considerations applicable to the notes;

•                  the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange of Debt Securities

The prospectus supplement will describe, if applicable, the terms on which the debt securities may be converted or exchanged into our common stock, preferred stock or other securities or property. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. The prospectus supplement will describe how the number of common stock, preferred stock or other securities or property to be received would be calculated.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates.  While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.  If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.  Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series.  We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement.  We may enter into the warrant agreement with a warrant agent.  We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•                  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                  the offering price and aggregate number of warrants offered;

•                  the currency for which the warrants may be purchased;

•                  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•                  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                  the terms of any rights to redeem or call the warrants;

•                  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                  the dates on which the right to exercise the warrants will commence and expire;

•                  the manner in which the warrant agreement and warrants may be modified;

•                  a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•                  the terms of the securities issuable upon exercise of the warrants; and

•                  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.  Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement.  We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.  If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant.  A single bank or trust company may act as warrant agent for more than one issue of warrants.  A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities.  We describe global securities in greater detail below.  We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities.  These persons are the legal holders of the securities.  We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities.  As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement.  This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system.  These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security.  Securities issued in global form will be registered in the name of the depositary or its participants.  Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary.  The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.  The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly.  Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant.  As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form.  In these cases, investors may choose to hold their securities in their own names or in “street name.”  Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them.  These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.  Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities.  We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.  This will be the case whether an investor chooses to be an indirect holder of a security or if we issue the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so.  Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes.  In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities.  Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•                  how it handles securities payments and notices;

•                  whether it imposes fees or charges;

•                  how it would handle a request for the holders’ consent, if ever required;

•                  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•                  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•                  if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities.  Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select.  The financial institution that we select for this purpose is called the depositary.  Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise.  We describe those situations below under “—Special Situations When a Global Security will be Terminated.”  As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security.  Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does.  Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated.  If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.  We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•                  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•                  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities”;

•                  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•                  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•                  the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security.  We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security.  We and the trustee also do not supervise the depositary in any way;

•                  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•                  financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.  There may be more than one financial intermediary in the chain of ownership for an investor.  We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests.  After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders.  We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•                  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•                  if we notify any applicable trustee that we wish to terminate that global security; or

•                  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement.  When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers.  The accompanying prospectus supplement will describe the terms of the offering of the securities, including:

•                  the name or names of any underwriters;

•                  the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                  any over-allotment options pursuant to which underwriters may purchase additional securities from us;

•                  any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•                  any initial public offering price; and

•                  any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement.  We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers.  We may use underwriters with whom we have a material relationship.  We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the securities, and we will describe any commissions we will pay the agent in the prospectus supplement.  Unless the prospectus supplement states otherwise, our agent will act on a best efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities.  Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for or purchase securities before the distribution of the securities is completed.  However, underwriters may engage in the following activities in accordance with the rules:

•                  Stabilizing transactions – Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•                  Over-allotments and syndicate covering transactions – Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

•                  Penalty bids – If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities.  As a result, the price of the securities may be higher than the price that might otherwise exist in the open market.  The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the securities.

If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an Internet site, the address of which is www.sec.gov.  That site also contains our annual, quarterly and current reports, proxy statements, information statements and other information.

We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.  You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and the securities being offered by us, including exhibits and schedules.  We also maintain an Internet site at www.collagenex.com, which provides additional information about our company and through which you can also access our SEC filings.  The information set forth on our Internet site is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus some of the documents we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus.  Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC.  These documents are incorporated herein by reference as of their respective dates of filing:

(1)                    our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on March 10, 2005;

(2)                    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC on May 5, 2005;

(3)                    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the SEC on August 9, 2005;

(4)                    our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC on November 3, 2005;

(5)                    our Current Report on Form 8-K, as filed with the SEC on January 20, 2005;

(6)                    our Current Report on Form 8-K, as filed with the SEC on March 17, 2005;

(7)                    our Current Report on Form 8-K, as filed with the SEC on March 18, 2005;

(8)                    our Current Report on Form 8-K, as filed with the SEC on April 7, 2005;

(9)                    our Current Report on Form 8-K, as filed with the SEC on April 22, 2005;

(10)              our Current Report on Form 8-K, as filed with the SEC on May 16, 2005;

(11)              our Current Report on Form 8-K, as filed with the SEC on May 26, 2005;

(12)              our Current Report on Form 8-K, as filed with the SEC on June 10, 2005;

(13)              our Current Report on Form 8-K, as filed with the SEC on June 17, 2005;

(14)              our Current Report on Form 8-K, as filed with the SEC on September 26, 2005;

(15)              our Current Report on Form 8 K, as filed with the SEC on December 15, 2005;

(16)              our Current Report on form 8-K, as filed with the SEC on December 19, 2005;

(17)              our Current Report on form 8-K, as filed with the SEC on December 21, 2005;

(18)              the description of our common stock which is contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, in the form declared effective by the SEC on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description;

(19)              all our filings pursuant to the Securities Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement; and

(20)              all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Andrew K.W. Powell, CollaGenex Pharmaceuticals, Inc., 41 University Drive, Suite 200, Newtown, Pennsylvania 18940, telephone (215) 579-7388.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

3,500,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Lazard Capital Markets

November 15, 2006